Exhibit 10.2
COMPASS MINERALS INTERNATIONAL, INC. (CMP)
ANNUAL INCENTIVE COMPENSATION PLAN (AIP)

Plan Summary as of April 29, 2008

OVERVIEW

This is a discretionary incentive compensation plan adopted and established by the CMP Board of Directors pursuant to the 2005 Annual Incentive Award Plan which was approved by stockholders on August 4, 2005.  This plan is designed and authorized for execution on an annual basis. The policies, objectives, purposes and guidelines of this plan are defined by the Compensation Committee, as designated by the Board. All awards and bonus payments described herein are entirely variable and at the sole discretion of the Compensation Committee may be evaluated, modified or revoked at any time.
All awards and bonus payments are based upon specific performance related criteria consistent with those in the 2005 Annual Incentive Award Plan, and as such, are not considered standard payment for services and are not guaranteed.

OBJECTIVES and PURPOSE

The objective of the Annual Incentive Plan (AIP) is to establish a clear linkage between annual business results and alignment of compensation for executives and key management contributors.

The purpose of this discretionary incentive plan is to:

•	Reward employees for achieving and exceeding individual and CMP objectives.

•	Promote teamwork across Business Units and Functions.

•	Reinforce and motivate participants to fully utilize CMP resources and continual efforts to maximize earnings, cash flow and growth.

•	Establish Environmental, Health and Safety (EHS) results as a common, primary multiplier for all AIP awards.

ELIGIBILITY

Employee participation is based on recommendations of the CEO and the Executive Staff. The CEO, in keeping with established policies, determines and recommends the individual awards for the executive and key management group. All individual participants are approved by the Compensation Committee. A participant may be removed from the Plan at any time at the discretion of the Company.

AWARD CRITERIA

•
AIP awards are dependent upon accomplishment of CMP Corporate and Business Unit goals and objectives. Payments will be based on performance targets established for an incentive period beginning January 1 through December 31 of a particular year.

•
The CEO and Vice President of Human Resources will develop recommendations for the Compensation Committee for the Target Percentage assigned to participants in the AIP Plan other than the CEO, whose Target Percentage is independently determined by the Compensation Committee. Overall incentive award is capped and shall not exceed 200% of base salary before the impact of the Environmental, Health and Safety Multiplier, as discussed more fully below.

•	Participants in the AIP are assigned an overall Target Percentage; this is a percent of base salary and the corresponding dollar amount is the Participant’s Target Award.
	o	Example: A participant with a base salary of $50,000 and Target Percentage of 10% would have a Target Award of $5,000 (= 100% of Target).

•	Participant’s base salary reported as of December 31 of the performance year, excluding bonuses, special pay and other forms of compensation, will be used to calculate AIP Awards.

•	All payments made under this plan require approval of the Compensation Committee.

In the event of an accounting restatement which reduces the corporate or divisional financials on which this incentive award was based, the Company may, at its sole discretion, require repayment from Participants of all or any portion of any incentive awards which were incorrectly stated. All Participants who receive an AIP incentive award shall be required to repay the amount specified upon written notification.

PLAN DESIGN

Specific AIP targets are established each year for each participant based on goals relating to overall Company performance, business-unit performance and personal performance. Goals are specified as follows:

•
Company Consolidated and Business Unit Adjusted EBITDA (Adjusted EBITDA is earnings before interest, taxes, depreciation, depletion and amortization, other income/expense and other special charges or income.)

•
Consolidated and Business-Unit Net Operating Cash Flow (Consolidated Net Operating Cash Flow is Cash flows from operations less capital spending; Business-Unit Net Operating Cash Flow is EBITDA less capital spending, plus or minus changes in working capital.)

•	Consolidated and Business-Unit Net Sales (Net Sales is gross revenue minus shipping and handling costs.)

•	Personal Performance Objectives

•	Environmental, Health and Safety (“EHS”) Incidence Rates (This measure is used as an Annual Incentive Plan multiplier called an “EHS Multiplier,” which we use to encourage and reward safe operations.

The weighting of these components is based on the responsibilities of the participant. Targets for participants responsible for a business-unit differ from those for participants with overall “corporate” responsibility (e.g., Chief Financial Officer), as shown below:

% AIP Weighting	CORPORATE PARTICIPANT	% AIP Weighting	BUSINESS-UNIT PARTICIPANT
50%	Consolidated Adjusted EBITDA	25%	Consolidated Adjusted EBITDA
		25%	Business-Unit Adjusted EBITDA
20%	Consolidated Net Operating Cash Flow	10%	Consolidated Net Operating Cash Flow
		10%	Business-Unit Net Operating Cash Flow
10%	Consolidated Net Sales	5%	Consolidated Net Sales
		5%	Business-Unit Net Sales
20%	Personal Performance Objectives	20%	Personal Performance Objectives

100%		100%
+/-10%	EHS Multiplier	+/-10%	EHS Multiplier (50% Business-Unit and 50% Consolidated)

Award levels with respect to Adjusted EBITDA, Net Operating Cash Flow and Net Sales Revenue (both Consolidated and Business-unit) are based on performance as follows:

PERCENT OF GOAL ACHIEVED	PERCENT OF AIP TARGET PAID
≤ 75%	0%
100%	100%
≥125%	200	% (max)

AIP bonuses are awarded on a linear sliding scale based on the achievement of 75% or more of the target goals. The maximum potential award equals 200% of the target goal before the impact of the EHS Multiplier.

Participants are evaluated on individual personal performance objectives. Payments may range from 0% to 200% of the AIP target goal before the impact of the EHS Multiplier.

Finally, an EHS Multiplier (which is calculated based on measurable safety goals established by each Business-Unit and represents an improvement versus best achieved historical performance) will be applied on a linear sliding scale to the combined AIP award for all components. calculated above as follows:

EHS RATING ACHIEVED	MULTIPLER APPLIED
25% or more improvement beyond goal	1.1
100% of goal	1.0
25% or more shortfall below goal	0.9

ALLOCATION OF PAYMENTS

➢	Payments are made as soon as practical after annual financial statements are available and upon final approval of the Compensation Committee.

➢	To be eligible to receive an AIP bonus payment, a participant must have been actively employed at the time of any approved pay-out.

➢	Any participant who terminates employment, voluntarily or involuntarily, prior to the time of any approved payout will not receive an AIP bonus payment, except as stipulated below:

o
In the event of normal retirement, disability or death prior to the end of an incentive period, an otherwise eligible participant may receive a pro-rated AIP payment amount, provided an AIP award was approved for the applicable incentive period.

o
In the event of a change in ownership or control resulting in termination of employment prior to end of the incentive period, an otherwise eligible participant may receive a pro-rated AIP payment amount, provided an AIP award was approved for the applicable incentive period.

➢
An employee hired into a position approved for participation after the beginning of an incentive period may be considered for a pro-rated participation in this plan upon recommendation of the CEO and approval of the Compensation Committee.

➢	AIP bonus payments are paid-out on a one-time basis as a lump-sum, in cash, as such are considered compensation and reportable income for all tax reporting purposes.

➢	AIP bonus payments are included in total annual earnings and must be counted for the purpose of calculating 401k contributions, profit sharing contributions and other applicable deductions.

➢
A participant, who is not meeting business objectives or job performance expectations during an incentive period, may be removed from eligibility in the AIP Plan upon approval of the Vice President of Human Resources and the CEO.

➢	A participant on a Performance Improvement Plan for job performance is not eligible to receive an AIP bonus payment.

This document supersedes all other documents that may establish or describe any criteria for participation in this plan or any other Compass Minerals compensation plan. This plan can be modified or terminated at any time by the President and CEO of the Company. This document does not provide nor is it intended to infer any instance of guarantee regarding participation or bonus pay-out. Furthermore, this document does not establish any contract of employment between the Company and any employee, nor does it establish any guarantee of employment for any specific period of time.